UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 14, 2021

XCEL BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37527	76-0307819
(Commission File Number)	(IRS Employer Identification No.)
1333 Broadway, New York, NY (Address of Principal Executive Offices)	10018 (Zip Code)

(347) 727-2474

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XELB	NASDAQ Global Select Market

Item 1.01Entry into a Material Definitive Agreement.

Item 2.03Creation of a Direct Financial Obligation or Obligation Under an Off-balance Sale Arrangement of a Registrant.

On April 14, 2021 and as of April 14, 2021, Xcel, as Borrower, and its wholly-owned subsidiaries, IM Brands, LLC (“IM Brands”), JR Licensing, LLC (“JR Licensing”), H Licensing, LLC (“H Licensing”), C Wonder Licensing, LLC (“C Wonder Licensing”), Xcel Design Group, LLC (“Xcel Design Group”), Judith Ripka Fine Jewelry, LLC (“Judith Ripka”), H Heritage Licensing, LLC (“H Heritage”), Xcel-CT MFG, LLC (“Xcel-CT”) and Gold Licensing, LLC, as Guarantors (each a “Guarantor” and collectively, the “Guarantors”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Bank Hapoalim, B.M. (“BHI”), as administrative agent and collateral agent for the lenders party to the Loan Agreement (in such capacity, the “Administrative Agent”), and FEAC AGENT, LLC (“FEAC”), as co-collateral agent (in such capacity, the “Co-Collateral Agent”), and the financial institutions party thereto as lenders (the “Lenders”). Pursuant to the Loan Agreement, the Lenders made two term loans:  (1) a term loan in the amount of $10,000,000 (“Term Loan A”) and (2) a term loan in the amount of $15,000,000 (“Term Loan B” and, together with Term Loan A, the “Term Loans”).

The Loan Agreement also contemplates that the Lenders will provide to Xcel a revolving loan facility in an amount up to $4,000,000 on a discretionary basis, but not to exceed 85% of the amount of eligible accounts rising from the sale of inventory to retailers. Amounts advanced under the revolving loan facility (the “Revolving Loans”) will be used for working capital purposes and amounts advanced under the Term Loans will be used for (1) the purpose of refinancing existing indebtedness, (2) to make payments in connection with the acquisition of Lori Goldstein, Ltd. and to pay fees, costs and expenses incurred in connection with such acquisition, (3) to pay fees, costs and expenses incurred in connection with entering into the Loan Agreement, (4) the purpose of consummating acquisitions by Xcel or its subsidiaries that are or become parties to the Loan Agreement and (5) working capital purposes. Xcel will have the right to request the Lenders to make incremental term loans (the “Incremental Term Loans”) of up to $25,000,000.

Upon entering into the Loan Agreement, Xcel paid an upfront fee in the amount of $625,000 to the Administrative Agent for the benefit of each Lender having a term loan commitment.

The Term Loans mature on April 14, 2025; Incremental Term Loans shall mature on the date set forth in the applicable term note; and Revolving Loans mature on April 14, 2022 or such later date as agreed upon by Xcel and the Lenders. Principal on the Term Loans shall be payable in quarterly installments of $625,000 on each of March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2021. An amount equal to eighty percent (80%) of each such quarterly principal installment payment shall be applied to the Term Loan A and the remaining twenty percent (20%) of each such quarterly principal installment shall be applied to the Term Loan B until the outstanding principal balance of Term Loan A is paid in full. Thereafter, one hundred percent (100%) of each such quarterly principal installment shall be applied to the Term Loan B.

Xcel shall have the right upon thirty (30) days prior written notice to (i) terminate the Revolving Loan facility and repay all Revolving Loan and accrued and unpaid interest thereon and (ii) prepay all or any portion of the Term Loans or Incremental Term Loans and accrued and unpaid interest thereon; provided that any prepayment of the Term Loans shall applied first to prepay the Term Loan A in full, second to prepay the Term Loan B and third to the Incremental Term Loans in accordance with the terms agreed to by Xcel, the Lenders and the Agent.

If any Term Loan is prepaid in whole or in part on or prior to the third anniversary of the Closing Date (including as a result of an event of default), Xcel shall pay a prepayment premium as follows:  an amount equal to the principal amount of the Term Loan prepaid multiplied by: (i) the greater of three percent (3.00%) and the Lost Yield Revenue (as defined below) if such prepayment occurs on or before the first anniversary of the Closing Date; (ii) two percent (2.00%) if such prepayment occurs at any time after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date; and (iii) one percent (1.00%) if such prepayment occurs at any time after the second anniversary of the Closing Date on or prior to the third anniversary of the Closing Date. Xcel is not obligated to pay a prepayment premium if the Term Loans prepaid after the third anniversary of the Closing Date. “Lost Yield Revenue” means, with respect to any payment of Term Loans at any time on or prior to the first anniversary of the Closing Date (excluding regularly scheduled amortization payments), the amount of interest (including interest at the Default Rate to the extent the Default Rate is being charged under the Loan Agreement) that would have accrued on the repaid Term Loans during the first twelve months of the term of the Loan Agreement minus the portion of such interest on such Term Loans that actually has been paid.

Xcel’s obligations under the Loan Agreement are guaranteed by the Guarantors and secured by all of the assets of Xcel and the Guarantors (as well as any subsidiary formed or acquired that becomes a credit party to the Loan Agreement) and, subject to certain limitations contained in the Loan Agreement, equity interests of the Guarantors (as well as any subsidiary formed or acquired that becomes a credit party to the Loan Agreement).

Xcel also granted the Lenders a right of first offer to finance any acquisition for which the consideration therefore will be paid other than by cash of Xcel or the Guarantors, the issuance of equity interest of Xcel or the issuance of notes to the applicable seller.

Interest on the Term Loan A will accrue at LIBOR plus 4.0% per annum, interest on the Term Loan B will accrue at LIBOR plus 8.0% per annum and interest on the Revolving Loans will accrue at either the Base Rate plus 1.5% per annum or LIBOR plus 3.75%, as elected by Xcel. Interest on the Loans is payable on the last business day of each calendar month. Base Rate is defined in the Loan Agreement as the greater of (a) BHI’s stated prime rate or (b) 2.00% per annum plus the overnight federal funds rate published by the Federal Reserve Bank of New York.  LIBOR is defined in the Loan Agreement as the greater of (a) the rate of interest per annum for deposits in dollars for an interest period equal to one month as published by ICE Benchmark Administration Limited or a comparable or successor quoting service at approximately 11:00 a.m. (London time) on such date of determination or (b) 1.0% per annum. Interest on the Incremental Term Loans will accrue at rates and will be paid on dates to be agreed to by Xcel and the Lenders.

The Loan Agreement contains customary covenants, including reporting requirements, trademark preservation and the following financial covenants of Xcel (on a consolidated basis with the Guarantors and any subsidiaries subsequently formed or acquired that become a credit party under the Loan Agreement):

●EBITDA of not be less than the amounts set forth below at the end of the applicable fiscal period set forth below:
Fiscal Period	Minimum EBITDA
April 1, 2021 to June 30, 2021	$1,750,000
April 1, 2021 to September 30, 2021	$4,875,000
April 1, 2021 to December 31, 2021	$6,500,000
For the trailing twelve month periods ending March 31, 2022, June 30, 2022 and September 30, 2022	$6,500,000
For the trailing twelve month periods ending December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023	$7,000,000
For the trailing twelve month periods ending December 31, 2023, March 31, 2024, June 30, 2024, September 30, 2024, December 31, 2024 and March 31, 2025	$7,500,000

●liquid assets of at least $4,000,000 at all times;
●a fixed charge coverage ratio for the twelve fiscal month period ending at the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2021 of not less than 1.25 to 1.00;
●a leverage ratio for the twelve fiscal month period ending at the end of each fiscal quarter shall not exceed (a) 4.50 to 1.00 for the fiscal quarter ending December 31, 2021 and (b) 4.00 to 1.00 for each fiscal quarter ending on and after March 31, 2022; and
●a loan to value ratio not to exceed 50%.

Item 8.01Other Events

On April 15, 2021, the Company issued a press release announcing that it has not completed its audit for the year ended December 31, 2020 and will not be timely filing its Annual Report on Form 10-K for the year ended December 31, 2020 with the SEC. The Company anticipates that the Annual Report on Form 10-K will be filed with the SEC next week. In connection with completing its audit, the Company has determined that it will record an impairment charge of approximately $13 million to the carrying value of the Judith Ripka brand trademarks due to delays and uncertainty in implementing the brick-and-mortar retail store strategy for a portion of the brand, primarily as a result of the novel coronavirus disease pandemic.

Item 9.01Financial Statements and Exhibits

Exhibits

10.1	Loan and Security Agreement dated as of April 12, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

XCEL BRANDS, INC.
(Registrant)
By:	/s/ James F. Haran
Name:	James F. Haran
Title:	Chief Financial Officer

Date: April 15, 2021